Exhibit 10.25

Danaher Corporation

Description of Non-Management Director Compensation Arrangements

Following is a description of the compensation arrangements for each of the Company’s non-management directors. Our non-management directors receive:

•	an annual cash retainer of $40,000, paid in four, equal installments following each quarter of service;

•	$2,500 for each board meeting they attend (whether by telephone or in person);

•	$1,000 for each committee meeting they attend (whether by telephone or in person);

•	an annual grant of options to purchase 4,000 shares of Danaher common stock with a ten-year term, which grant is fully vested as of the date of grant; and

•	reimbursement for Danaher-related out-of-pocket expenses, including travel expenses.

In addition, the chair of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an annual retainer of $15,000, paid in quarterly installments.

Each non-employee director can elect to defer all or a part of the cash director fees that he or she receives with respect to a particular year under the director deferred compensation plan sponsored by Danaher. Amounts deferred under the plan are converted into a particular number of notional shares of Danaher stock, calculated based on the closing price on the quarterly date that such fees would otherwise have been paid. A director may elect to have his or her plan balance distributed upon separation from Board service, or one, two, three, four or five years after separation from Board service. All distributions from the plan are in the form of shares of Danaher common stock.